Exhibit 10.1

Bioassay Services Agreement for Genetic Sequencing

This Bioassay Services Agreement (“Agreement”) is made and entered into effective as of September 20, 2024 (the “Effective Date”) by and between PreCheck Health Services, Inc., a Florida-based corporation (“Service Provider”), and Kairos Pharma, Ltd., a Delaware-based corporation (“Client”). The Service Provider and Client are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	The Service Provider owns and operates a CLIA-certified, CAP-accredited, licensed clinical laboratory.

B.	The Client is a clinical-stage biopharmaceutical company advancing therapeutics for cancer patients that are designed to overcome key hurdles in immune suppression and drug resistance.

C.	The Client desires to engage Service Provider to identify biomarkers for patient screening and therapy monitoring using carotuximab (ENV105). The Service Provider will provide an analysis in biopsy tissues and circulating tumor cell analysis in patients enrolled in Kairos Pharma’s ongoing clinical trials NCT05401110 and NCT05534646.

In consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions

1.1 “Accessioning Services” means, with respect to a Specimen, (i) the receipt of such Specimen at the Service Provider, (ii) the subsequent unpackaging of such Specimen at the Service Provider, and (iii) the genetic sequencing of such Specimen by the Service Provider.

1.2 “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, but only if such control exists. For this purpose, control (or any grammatical variation thereof) means (i) ownership or voting rights over at least 50% of the outstanding voting or equity securities of the Person in question or (ii) the power to direct or cause the direction of management or policies of such Person, whether through voting securities, by contract, or otherwise.

1.3 “Business Day” means any day that is not a Saturday, Sunday, or official federal holiday in the United States.

1.4 “Collection Period” means the period commencing on and ending on the Termination Date.

1.5 “Confidential Information” means the terms of this Agreement, all patent applications, licenses, copyrights, trademarks, trade names, service marks, service names, know-how, trade secrets, customer or patient lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotional and pricing techniques, credit and financial data concerning customers, business acquisition plans, or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object code), processes, procedures, formulas or improvements of a Party, whether or not in written or tangible form, and whether or not registered, and any and all other information concerning a Party and including all memoranda, notes, plans, reports, records, documents, and other evidence thereof.

1.6 “Default Interest Rate” means the lesser of (i) 1% per month or (ii) the maximum amount permitted by applicable law.

1.7 “Disclosing Party” means a Party that discloses or makes available such Party’s Confidential Information.

1.8 “Service Provider License” means any license, permit, registration, certification, or accreditation with respect to Service Provider required by its state of residency licensure entity, U.S. Department of Health, or any other applicable federal or state law or accreditation body.

1.9 “Laboratory License” means any license, permit, registration, certification, or accreditation with respect to the Parties required for the Parties to provide the Laboratory Services.

1.10 “Laboratory Services” means the full range of services necessary for the laboratory analysis of Specimens, including (i) coordinating the receipt of all Specimens from Client at the Service Provider Laboratory, (ii) providing the Accessioning Services, and (iii) the running of all necessary tests on such Specimens.

1.11 “Laboratory Services Fee” is defined in Section 19.

1.12 “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, association, organization, or other entity or governmental body.

1.13 “Specimens” means collectively human specimens for clinical trials using Next Generation Sequencing (“NGS”) mutually agreed to by the Parties in writing.

1.14 “Term” is defined in Section 8.1.

1.15 “Termination Date” means the date on which the termination of this Agreement occurs (after giving effect to any applicable notice periods).

1.16 “Third Person” means any Person that is not a Party.

2. Non-Exclusive Appointment

Client and the Service Provider acknowledge and agree that this Agreement is non-exclusive, and nothing in this Agreement shall prevent Client from using other reference Service Providers. Nothing in this Agreement shall prohibit the Service Provider from providing substantially the same or similar services on the Service Provider’s own behalf or on behalf of any Third Person. Further, the engagement of the Service Provider by Client shall not be deemed a violation of any of Client’s rights.

3. Scope of Agreement

3.1 Objective

The overall objective of this Agreement is to establish a collaborative partnership between Service Provider and Client to identify biomarkers for patient screening and therapy monitoring using carotuximab (ENV105). The primary platform for this study will be PreCheck’s SolidTumorCheck+ platform for somatic gene expression analysis in biopsy tissues and circulating tumor cell analysis in patients enrolled in Client’s ongoing clinical trials NCT05401110 and NCT05534646.

3.2 Genetic Sequencing

Client agrees to utilize Service Provider’s SolidTumorCheck+ platform for the somatic gene expression analysis of biopsy tissue samples derived from patients with lung and prostate cancer, as part of the following prospective clinical trials:

●	Trial NCT05401110: A phase 1 trial for patients with EGFR-driven lung cancer who have developed partial or complete resistance to osimertinib. Pre-treatment biopsies will be analyzed using the SolidTumorCheck+ platform for somatic gene expression profiling to identify biomarkers related to carotuximab (ENV105) therapy.

●	Trial NCT05534646: A phase 2 trial for patients with castrate-resistant prostate cancer who have developed resistance to at least two androgen receptor signaling inhibitors. Pre-treatment biopsies from selected patients will undergo SolidTumorCheck+ analysis for somatic gene expression profiling.

3.3 Exploratory Objective

As an exploratory objective, Client will utilize Service Provider’s SolidTumorCheck+ and custom digital PCR platforms to analyze circulating tumor cells. These analyses will occur as part of lung and prostate cancer trials. The objective is to identify biomarkers that may be used to develop non-invasive liquid biopsy tests for patient screening and therapy monitoring in the future.

3.4 Development of Companion Diagnostic for approval by FDA

The Service Provider will develop a Companion Diagnostic to support identification of patients with a three gene PCR analysis or other genetic analysis which is predictive of response to ENV 105. This biomarker test will be developed and submitted to the FDA as a companion diagnostic for castrate-resistant prostate cancer patients. In a parallel process, the Service Provider will develop a Companion Diagnostic to support identification of a genetic bioassay predictive of response to ENV 105 in EGFR-Driven lung cancer patients. This biomarker test will be developed and submitted to the FDA as a companion diagnostic EGFR-Driven lung cancer patient on Tagrisso.

4. Clinical Trial Details

4.1 NCT05401110: EGFR-Driven Lung Cancer Trial

●	Objective: This is a phase 1 trial for patients receiving a combination therapy of osimertinib and carotuximab (ENV105).

●	Accrual: 60 patients who have developed partial or complete resistance to osimertinib will be enrolled.

●	Biopsy Analysis: Pre-treatment biopsies of 10 µm tissue sections will be analyzed using the SolidTumorCheck+ platform.

●	Circulating Tumor Cells: Circulating tumor cells will be enriched longitudinally and subjected to exploratory analysis using the SolidTumorCheck+ platform to identify biomarkers for the development of a liquid biopsy test. Biomarkers identified in both biopsy and blood samples will be considered for validation using a custom digital PCR platform.

4.2 NCT05534646: Castrate-Resistant Prostate Cancer Trial

●	Objective: This is a phase 2 trial for patients receiving a combination therapy of apalutamide and carotuximab (ENV105).

●	Accrual: 100 patients who have developed resistance to at least two androgen receptor signaling inhibitors will be enrolled.

●	Biopsy Analysis: Pre-treatment biopsies of 10 µm tissue sections will be analyzed for selected patients using the SolidTumorCheck+ platform.

●	Circulating Tumor Cells: As part of the trial, circulating tumor cells will be enriched longitudinally and subjected to exploratory analysis using the SolidTumorCheck+ platform to identify biomarkers for the development of a liquid biopsy test. Biomarkers identified in both biopsy and blood samples will be considered for validation using a custom digital PCR platform.

5. Responsibilities of Service Provider

5.1 Provide Platforms: Service Provider will provide access to its SolidTumorCheck+ and custom digital PCR platforms for the analysis of biopsy tissue and circulating tumor cells.

5.2 Data Delivery: Ensure accurate and timely data delivery on gene expression and biomarker identification to Client.

5.3 Collaboration: Collaborate with Client on the interpretation of data generated through the platform.

5.4 Biomarker Development: Assist in developing and validating any biomarkers for non-invasive liquid biopsy tests that may be discovered through these analyses.

6. Responsibilities of Client

●	Provide all necessary biopsy and circulating tumor cell samples for analysis to Service Provider in accordance with the timelines set forth in this Agreement.

●	Utilize the data provided by Service Provider to further the understanding of biomarker profiles for carotuximab (ENV105) and its potential application in lung and prostate cancer therapy monitoring.

●	Share relevant clinical trial updates and data necessary for exploratory and primary objectives with Service Provider to facilitate the bioassay analysis.

7. Intellectual Property

7.1 Client owns all right, title, and interest in and to any Specimens and/or other intellectual property developed by Service Provider (the “Study Invention”), regardless of the Party that makes, discovers, creates, or invents such Study Invention. Service Provider hereby irrevocably and unconditionally assigns, and agrees to assign, to Company all of its right, title, and interest in and to all such Study Inventions (including those that are made, conceived, created, developed, or reduced to practice by Service Provider, any of its employees or permitted subcontractors and any other intellectual property rights therein so as to vest in Client such right, title, and interest in and to such Study Inventions and any related patent claims and other intellectual property rights therein. If any intellectual property rights or other rights, including moral rights, in the Study Inventions cannot (as a matter of law) be assigned by Service Provider to Client, then (i) Service Provider unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Client with respect to such rights, and (ii) to the extent Service Provider cannot (as a matter of law) make such waiver, Service Provider unconditionally grants to Client an exclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights (1) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the Study Inventions in any medium or format, whether now known or hereafter discovered, (2) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Study Inventions, and (3) to exercise any and all other present or future rights in the Study Inventions.

7.2 Client acknowledges and agrees that Service Provider and/or its licensors own all intellectual property rights in the Services. Except as expressly stated herein, this Agreement does not grant Client any rights to, or in, patents, copyrights, database rights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights or licenses in respect to the Accessioning Services.

7.3 Service Provider represents and warrants that it has all the rights in relation to the Accessioning Services that are necessary to grant all the rights it purports to grant under, and in accordance with, the terms of this Agreement, and that the Accessioning Services, and any resulting findings related thereto, and Client’s access to and use of such findings and Accessioning Services, as contemplated by this Agreement, shall not infringe or misappropriate the intellectual property of any third party.

8. Non-Disclosure

7.1 Exception: Confidential Information shall not include any information of the Disclosing Party that (i) is generally available to the public other than as a result of an improper disclosure by the Recipient, (ii) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party which is not known by the Recipient to be prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the Disclosing Party, (iii) is already known by the Recipient with no non-disclosure obligation, (iv) is independently developed by the Recipient without the use of, or reference to, the Disclosing Party’s Confidential Information, or (v) is approved for release by written authorization from the Disclosing Party.

7.2 Restrictions: A Recipient shall never copy, use, or disclose any Confidential Information of the Disclosing Party in any manner other than by copying or using such Confidential Information as contemplated by this Agreement or by disclosing such Confidential Information as follows:

●	To the employees and contractors of the Recipient who have a need to know such Confidential Information for purposes of performing their duties as set forth in this Agreement.

●	To the officers, directors, managers, members, stockholders, employees, attorneys, accountants, consultants, advisors, sources of financing, and other agents of the Recipient who are required to have access to such Confidential Information to assist the Recipient in performing the Recipient’s obligations to the Disclosing Party; notwithstanding the aforementioned access, such parties shall be bound to maintain confidentiality of such confidential information; or

●	As required by operation of law, provided that the Recipient has promptly notified the Disclosing Party of any legal process requiring production of such Confidential Information prior (where possible) to compliance with such process and has taken all reasonable precautions, including a protective order if so, requested by (and at the expense of) the Disclosing Party, to ensure confidential treatment of any such Confidential Information so disclosed.

8. Term and Termination

8.1 Term: The term of this Agreement shall commence on the Effective Date and shall remain in effect for One (1) year (the “Initial Term”), unless sooner terminated. Following the expiration of the Initial Term, this Agreement shall automatically renew for additional One (1) year terms (“Renewal Term”), unless either Party provides the other Party with at least Thirty (30) days’ prior written notice of such Party’s intent not to renew this Agreement at the end of the Initial Term or then- current Renewal Term (as applicable). The Initial Term and all Renewal Terms are collectively the “Term.”

8.2 Termination:

8.2.1 Either Party may terminate this Agreement if the other Party materially breaches this Agreement and fails to cure such material breach within Thirty (30) days following receipt of written notice from the non-breaching Party of such material breach; provided, however, that the Service Provider may terminate this Agreement within Five (5) days following Client’s receipt of notice of Client’s material breach of any of Client’s payment obligations pursuant to section 19 if Client has not cured such breach within such Five (5) day period.

8.2.2 The Service Provider may immediately terminate this Agreement upon (i) the closure of Client; (ii) the dissolution of Client; or (iii) if Client becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceedings, of if any such proceeding is instituted against Client.

8.2.3 Client may immediately terminate this Agreement upon the termination, limitation, or restriction on any Laboratory License to such an extent that the Service Provider cannot provide the Laboratory Services as required under this Agreement.

8.2.4 Either Party may terminate this Agreement upon Thirty (30) days’ written notice to the other Party for any reason or no reason at all.

8.3 Effect of Termination: If this Agreement terminates prior to the first anniversary of the Effective Date, then the Parties agree not to contract with each other for the same or similar services during the remainder of such one-year period.

9. Compliance

The Parties each represent that they have structured this Agreement to comply with all applicable laws, including any applicable standards for clinical laboratories, such as the Clinical Laboratory Improvement Amendments (“CLIA”), the Commission on Laboratory Accreditation (“COLA”), and any applicable U.S. Food and Drug Administration (“FDA”) regulations, and any regulations specific for tissue banking, if applicable to the Laboratory Services. It is not a purpose of this Agreement to induce the referral of patients. The Parties acknowledge that there is no obligation or compensation under this Agreement or any agreement between the Parties that requires the Service Provider to refer, recommend, or arrange for any items or services paid for by any Governmental Payor.

9.1 HIPAA: The Parties shall comply with all applicable federal, state, and local laws and regulations relating to the confidentiality and security of patient information (including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health (“HITECH”) Act, and their related regulations).

10. Indemnification

10.1 Scope: Each Party (the “Indemnifying Party”) shall indemnify, hold harmless, and defend the other Party, the other Party’s Affiliates, and the officers, directors, employees, agents, successors, and permitted assigns of the other Party and the other Party’s Affiliates (collectively, the “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees and costs, that are incurred by the Indemnified Party (each, a “Loss” and collectively, “Losses”), arising out of any third-party claim alleging (an “Indemnified Claim”):

10.1.1 Any wrongful, negligent, or more culpable act or omission (including professional malpractice) of the Indemnifying Party.

10.1.3 Any bodily injury, death of any person, or damage to real or tangible personal property caused by any negligent or more culpable act or omission of the Indemnifying Party.

11. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, County of New York without regard to its conflict of law principles.

12. Disclaimers and Limitations

12.1 Disclaimers: EXCEPT AS PROVIDED IN SECTION 12, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS NOR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.2 Limitations: IN NO EVENT SHALL A PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, LOSS OF USE OR DATA, OR INTERRUPTION OF BUSINESS, WHETHER SUCH ALLEGED DAMAGES ARE LABELED IN TORT, CONTRACT, OR INDEMNITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS LIMITATION OF LIABILITY WILL NOT APPLY WITH RESPECT TO INDEMNIFICATION FOR ANY THIRD-PARTY CLAIM.

13. Amendments

This Agreement may be amended only pursuant to a written agreement between the Parties.

14. Binding Effect

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and the Parties’ respective successors and permitted assigns.

15. Counterparts

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Faxed or digitally scanned copies of manually executed signature pages to this Agreement shall be fully binding and enforceable without the need for delivery of the original manually executed signature page.

16. Remedies Cumulative

All rights and remedies of the Parties under this Agreement shall be cumulative, and no such right or remedy shall exclude any other right or remedy allowed by law or equity.

17. Severability

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

18. Notices

18.1 Any notices or communications to be given under this Agreement by either Party to the other Party shall be deemed to have been duly given if given in writing and (1) personally delivered, (2) sent by nationally recognized overnight courier, or (3) sent by certified mail, return receipt requested, in each case, at the address for such other Party set forth below:

(i) If to the Service Provider, addressed to:

PreCheck Health Services, Inc.

Attn: Frank Gillen, President

100 Biscayne Blvd., #1611

Miami FL 33132

Email:

(ii) If to Client, addressed to:

Kairos Pharma, Ltd

Attn: John S. Yu, MD, C.E.O.

2355 Westwood Blvd., #139

Los Angeles, CA 90064

Email: john.yu@cshs.org

18.2 Notices shall be deemed communicated as of actual receipt (or refusal) by the addressee. Any Party may change such Party’s address for notice under this Agreement by giving prior written notice to the other Party of such change.

19. Payment for Laboratory Services

Client shall pay upon the execution of this agreement within 72 hours Nine Hundred Thousand Dollars ($900,000).

20. Entire Agreement

This Agreement embodies the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

21. Waivers

No waiver by a Party of any provision or breach of this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver in other any instance.

22. Relationship of Parties

The Service Provider is an independent contractor. Nothing in this Agreement shall create or be deemed to create the relationship of employer/employee, partners, joint ventures, or principal-agent between the Parties. Neither Party shall have any authority to assume or create any obligation or responsibility whatsoever, express or implied, on behalf or in the name of the other Party or to bind the other Party in any manner whatsoever, nor shall either Party makes any representation, warranty, covenant, agreement, or commitment on behalf of the other Party.

23. Signatures

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

/s/ Frank Gillen
Frank Gillen, President
PreCheck Health Services
Date:	09/20/2024

/s/ John S. Yu
John S. Yu, MD, C.E.O.
Kairos Pharma
Date:	09/20/2024